Exhibit 99.1

For Media: Eileen Murphy, 212-556-1982; eileen.murphy@nytimes.com

For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

THE NEW YORK TIMES COMPANY APPOINTS ROLAND A. CAPUTO

AS NEW CHIEF FINANCIAL OFFICER

NEW YORK, April 26, 2018 – The New York Times Company announced today that Roland A. Caputo has been named chief financial officer. His appointment is effective on Monday, April 30, 2018, and he will report to the company’s chief executive officer, Mark Thompson.

Mr. Caputo, a 32-year veteran of the company, has been executive vice president of The Times’s Print Products and Services Group since March, 2013. In addition, he has been the company’s interim C.F.O. since March 1st of this year.

“We interviewed a number of extremely qualified candidates for this role, both inside and outside of our organization,” said Mr. Thompson. “What set Roland apart is the perfect combination of skills and experiences. He is one of our finest and most trusted executives, completely dedicated to operational excellence. He’s a strategist who has been very involved in helping to shape the current strategic direction of the organization. And, he has broad and deep financial experience, having previously served as C.F.O. of The New York Times Media Group. I’m really delighted that we will have him in this very key role moving forward.”

The Print Products and Services Group was formed in 2013 and under Mr. Caputo’s leadership, there has been a renewed spirit of innovation with a focus on profitability in the Company’s print operations, which remain critically important to The Times’s success. He will continue to oversee this group as C.F.O.

Mr. Caputo, 57, began his career as a financial analyst at Gimbels, the department store. He joined The Times in 1986 and has served in a series of key financial and strategic roles in various parts of the organization. Prior to his current role, Mr. Caputo was senior vice president and chief financial officer for The New York Times Media Group where he was responsible for the financial functions at The New York Times, nytimes.com and The International Herald Tribune. In prior roles, he oversaw all of The Times’s circulation business, production, distribution and labor relations.

He received a B.A. in economics, magna cum laude, from the State University of New York at Oneonta and an M.B.A. in finance and applied economics from the University of Rochester. Mr. Caputo replaces Jim Follo, who retired from The Times Company in February 2018.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.